  Exhibit 99.1

SharpSpring Announces Proposed Public Offering of Common Stock

GAINESVILLE, FL – December 15, 2020 – SharpSpring, Inc. (NASDAQ: SHSP), a leading cloud-based marketing and sales automation platform, announced today that it intends to offer and sell shares of its common stock in an underwritten public offering. SharpSpring also expects Richard A. Carlson, its Chief Executive Officer and President, to grant to the underwriters a 30-day option to purchase up to an additional number of shares of common stock equal to 15% of shares of common stock to be sold by SharpSpring in the proposed offering. There can be no assurance as to whether or when the proposed offering may be completed, or as to the actual size or terms of the offering.

SharpSpring intends to use the net proceeds from the sale of common stock in the offering, together with existing cash and cash equivalents, for general corporate purposes, including to fund ongoing operations, to fund growth initiatives and for working capital purposes. SharpSpring may use the net proceeds to fund all or a portion of the cost of acquisitions, although it has no agreements or understanding with respect to any acquisition at this time. SharpSpring will not receive any proceeds from the sale of common stock, if any, by Mr. Carlson.

Needham & Company, LLC and Lake Street Capital Markets, LLC are acting as joint book-running managers for the offering.

The offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-222850), which was declared effective by the Securities and Exchange Commission on February 9, 2018. A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the Securities and Exchange Commission. When available, copies of the preliminary prospectus supplement and accompanying prospectus relating to the offering will be available on the Securities and Exchange Commission’s website at http://www.sec.gov, or may be obtained from Needham & Company, LLC, Attention: Syndicate Prospectus Department, 250 Park Avenue, 10th Floor, New York, New York 10177, or by telephone at 1-800-903-3268, or by email at prospectus@needhamco.com, or from Lake Street Capital Markets, LLC, Attention: Syndicate Department, 920 Second Avenue South, Suite 700, Minneapolis, Minnesota 55402, or by calling (612) 326-1305, or by emailing syndicate@lakestreetcm.com.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities law of any such state or jurisdiction.

About SharpSpring, Inc.
SharpSpring, Inc. (NASDAQ: SHSP) is a rapidly growing, highly-rated global provider of affordable marketing automation delivered via a cloud-based Software-as-a-Service (SaaS) Platform. Thousands of businesses around the world rely on SharpSpring to generate leads, improve conversions to sales, and drive higher returns on marketing investments. Known for its innovation, open architecture and free customer support, SharpSpring offers flexible contracts at a fraction of the price of competitors making it an easy choice for growing businesses and digital marketing agencies. Learn more at sharpspring.com.

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties, including those disclosed in Part I, Item IA, Risk Factors, in SharpSpring’s Annual Report on Form 10-K for the year ended December 31, 2019, as amended, as updated by SharpSpring’s subsequently filed Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and in the preliminary prospectus supplement related to the proposed public offering to be filed with the SEC. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Company Contact:
Aaron Jackson
Chief Financial Officer
Phone: 352-448-0967
Email: IR@sharpspring.com

Investor Relations:
Gateway Investor Relations
Matt Glover or Tom Colton
Phone: 949-574-3860
Email: SHSP@gatewayir.com